Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Executive Leadership Transition
SALT LAKE CITY, August 24, 2026 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) today announced that Noah Springer, President, will become the Company’s next chief executive officer, effective January 1, 2027. Current CEO Joe Margolis, will retire at the end of the year and serve as an adviser to Extra Space Storage’s Board of Directors. The transition, unanimously approved by the Board, follows a thoughtful, long-term succession planning process.
Margolis will continue to serve as CEO through December 31, 2026, continuing to work closely with Springer and the Board to ensure a smooth leadership transition.
“It has been a privilege to lead the Extra Space Storage team over the past decade,” said Joe Margolis, CEO of Extra Space Storage. “I am deeply grateful for the opportunity to work alongside such an extraordinary team, who have made Extra Space the best company in the industry. Noah Springer is ideally prepared and fully ready to lead the Company into the next chapter of its 50-year story of growth and success. He is a creative problem solver, a dedicated collaborator, and an excellent leader. His contributions over his 20-year tenure are too numerous to name, but they have helped build Extra Space into the company it is today. I am fully confident he is prepared to succeed in this next role.”
Springer joined Extra Space in 2006 and became Chief Strategy and Partnership Officer in 2020. He was promoted to President on January 1, 2026. Throughout his tenure, Springer developed, led, and grew the Company’s third-party management platform, Management Plus, which today is the storage sector’s largest, fastest growing, and most profitable third-party management platform with almost 2,000 locations. In addition, Springer has overseen the Company’s asset management, construction and development, human resources, and operations departments. He has also been a champion of Extra Space’s people, customers, and partnership culture, with a continual focus on collaboration between public and private operators.
“I’m honored and energized by the opportunity to help carry Extra Space’s mission forward: serving customers during life’s many transitions, creating meaningful careers for our team members, and building lasting value for our shareholders,” said Noah Springer, President of Extra Space Storage. “After spending much of my career at Extra Space, I’ve had the unusual privilege of learning from each of our previous CEOs — Joe Margolis, Spencer Kirk, and Ken Woolley. Having that front-row seat to their leadership has been invaluable. I’m excited to build on the foundation they created and keep advancing the strategy, culture, and long-term growth that make this company extraordinary.”
Ken Woolley, Extra Space founder and Chairman of the Board said, “Joe’s outstanding leadership has helped transform Extra Space into the company it is today. Over the past 10 years, Extra Space has grown its store count from 1,400 stores to more than 4,400 stores while maintaining exceptional operations and the unique company culture that makes the Extra Space team so special. Under his leadership, Extra Space also delivered the highest 10-year total shareholder return in the storage sector. On behalf of the entire Board of Directors, we thank Joe for his many contributions, including mentoring and developing the deepest bench of talented leaders across the self storage industry. We know Noah is the right leader to succeed Joe and continue executing the Company’s value creation strategy.”
Margolis began working with Extra Space in 1998, as part of a joint venture partnership. He joined the Board of Directors in 2005 and became Chief Investment Officer in 2015 before being named CEO in 2017. During his tenure as CEO, Margolis has overseen the Company’s accretive growth from ~100 million rentable square feet to more than 340 million rentable square feet. Under his leadership, Extra Space’s market capitalization grew from approximately $9 billion to $30 billion, and annual revenue more than tripled from $1.1 billion to $3.5 billion. Margolis also oversaw multiple large transactions including the acquisition of Storage Express and the Company’s merger with Life Storage.

The Extra Space Team, including Margolis and Springer, will be attending the Self Storage Association’s Fall Conference and Trade Show on September 8-11, 2026, in Las Vegas and the BAML Global Real Estate Conference on September 15-16, 2026, in New York City. To schedule a time to meet with the team, email investor.relations@extraspace.com.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of June 30, 2026, the Company owned and/or operated 4,410 self-storage stores in 42 states and Washington, D.C. The Company’s stores comprise approximately 3.0 million units and approximately 341.0 million square feet of rentable space operating under the Extra Space brand. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. It is the largest operator of self-storage properties in the United States.
SOURCE Extra Space Storage Inc.
Jared Conley, Extra Space Storage, 801-365-1759, info@extraspace.com

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